Exhibit 99.1
August 8, 2016
Press release
Cnova N.V. announces reorganization of its Brazilian activities within Via Varejo

AMSTERDAM, August 8, 2016, 23:25 CEST — Cnova N.V. (NASDAQ and Euronext Paris: CNV; ISIN: NL0010949392) ("Cnova" or the "Company") announced today that it has entered into a binding Reorganization Agreement (the "Agreement"), dated August 8, 2016, with Via Varejo S.A. ("Via Varejo"), regarding the reorganization of the Company's Brazilian subsidiary, Cnova Comércio Eletrônico  S.A. ("Cnova Brazil") within Via Varejo (the "Reorganization").
Pursuant to the Agreement, in exchange for all of its ownership interest in Cnova Brazil, Cnova will receive approximately 97 million of its own ordinary shares currently held by Via Varejo (representing approximately 22% of its share capital) and cash consideration of USD 5 million, subject to customary adjustment at closing as set forth in the Agreement.  In addition, Cnova will receive the repayment of a shareholder loan granted by Cnova to Cnova Brazil, valued at USD 157 million as of end of June 2016.
These financial terms, including the total cash consideration of both the shareholder loan plus the cash consideration, are in line with those communicated on May 12, 2016.
In connection with the Agreement, Cnova's parent company, Casino, Guichard-Perrachon ("Casino"), has agreed to launch tender offers to purchase any and all outstanding ordinary shares of Cnova listed on NASDAQ and on Euronext Paris at a price of $5.50 per share (or, with respect to the tender offer on the shares listed on Euronext Paris, the equivalent in euros), subject only to completion of the Reorganization. Pursuant to a separate letter agreement, Companhia Brasileira de Distribuição (a Cnova minority shareholder) has agreed not to participate in Casino's tender offer or otherwise transfer its Cnova shares prior to the completion of the tender offers.
As a result of the Reorganization, Cnova will focus entirely on Cdiscount, which enjoys strong market positions, an efficient and proven business model, satisfactory commercial momentum as well as significant growth prospects. Via Varejo will become the sole shareholder of Cnova Brazil, which operates Extra.com.br, Pontofrio.com and Casasbahia.com.br websites, and will no longer be a shareholder of Cnova.
Next Steps
Cnova expects that the Reorganization will be completed during the fourth quarter of 2016, promptly following satisfaction of the conditions set forth in the Agreement, including, among others, approval of the Agreement by the shareholder meetings of Via Varejo and Cnova.
Casino expects to launch the tender offers following the completion of the Reorganization.
Cnova Advisors
Cnova has been advised by BNP Paribas. Eight Advisory has served as independent expert to the Transaction Committee.

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Cnova Investor Relations Contact: Head of Investor Relations investor@cnova.com Tel: +31 20 795 06 71	Media contact: Head of Communication directiondelacommunication@cnovagroup.com Tel: +31 20 795 06 76

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About Cnova N.V.
Cnova N.V., one of the world's largest e-Commerce companies, serves 14 million active customers via state-of-the-art e-tail websites: Cdiscount in France, Brazil and the Ivory Coast; Extra.com.br, Pontofrio.com and Casasbahia.com.br in Brazil. Cnova N.V.'s product offering of close to 37 million items provides its clients with a wide variety of very competitively priced goods, several fast and customer-convenient delivery options as well as practical payment solutions. Cnova N.V. is part of Groupe Casino, a global diversified retailer. Cnova N.V.'s news releases are available at www.cnova.com. Information available on, or accessible through, the sites referenced above is not part of this press release.
This press release contains regulated information (gereglementeerde informatie) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) which must be made publicly available pursuant to Dutch and French law. This press release is intended for information purposes only.

Forward-Looking Statements
This press release contains forward-looking statements. Such forward-looking statements may generally be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases.  Examples of forward-looking statements include, but are not limited to, statements made herein regarding the possibility, timing and other terms and conditions of the proposed transaction described herein and the related offer by Casino for the outstanding shares of Cnova.  The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Cnova's control. Important factors that could cause Cnova's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability to obtain required shareholder approvals for closing of the Reorganization described herein; the ability to complete the Reorganization and other transactions discussed herein and the timing of completion of the Reorganization and such other transactions; changes in global, national, regional or local economic, business, competitive, market or regulatory conditions; and other factors discussed under the heading "Risk Factors" in the U.S. Annual Report on the Form 20-F for the year ended December 31, 2015  filed with the U.S. Securities and Exchange Commission on July 22, 2016 and other documents filed with or furnished to the U.S. Securities and Exchange Commission. Any forward-looking statements made in this press release speak only as of the date hereof. Factors or events that could cause Cnova's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for Cnova to predict all of them. Except as required by law, Cnova undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Important Information for Investors and Security Holders
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  Investors are advised to read Casino's tender offer statement if and when it becomes available because it will contain important information.
The potential tender offer for Cnova's outstanding ordinary shares, par value €0.05 per share, described in this press release has not commenced and may never commence. If and when the offer is commenced, Casino will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the "SEC"), Cnova will timely file a solicitation/recommendation statement on Schedule 14D-9, with respect to the offer, Casino will file a draft tender offer memorandum (projet de note d'information) with the French Autorité des marchés financiers ("AMF")  and Cnova will timely file a draft memorandum in response (projet de note d'information en réponse) including the recommendation of its board of directors, with respect to the offer. Casino and Cnova intend to mail these documents to the shareholders of Cnova.  Any tender offer document and any document containing a recommendation with respect to the offer statement (including any offer to purchase, any related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to any tender offer.  Those materials, as amended from time to time, will be made available to Cnova's shareholders at no expense to them at www.cnova.com.  In addition, any tender offer materials and other documents that Casino and/or Cnova may file with the SEC and the AMF will be made available to all investors and shareholders of Cnova free of charge at www.groupe-casino.fr and www.cnova.com.  Unless otherwise required by law, all of those materials (and all other offer documents filed with the SEC and the AMF) will be available at no charge on the SEC's website:  www.sec.gov and on the AMF's website: www.amf-france.org.  Documents may also be obtained from Cnova upon written request to the Investor Relations Department, WTC Schiphol Airport, Tower D, 7th Floor, Schiphol Boulevard 273, 1118 BH Schiphol, The Netherlands, telephone number +31 20 795 06 71.